Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Conexant Systems, Inc.

Newport Beach, California

We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of the Broadband Access Product Line of Conexant Systems, Inc. (“BBA”) as of October 3, 2008 and September 28, 2007, and related statements of operations for each of the three fiscal years in the period ended October 3, 2008. These financial statements are the responsibility of the Conexant’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. BBA is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of BBA’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of BBA as of October 3, 2008 and September 28, 2007, and the results of its operations for each of the three fiscal years in the period ended October 3, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the financial statements include allocations of expenses from Conexant Systems, Inc. These allocations may not be reflective of the actual costs which would have been incurred had BBA operated as a separate entity apart from Conexant Systems, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 19, 2009

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

(In thousands)

	July 3, 2009	October 3, 2008	September 28, 2007
	(Unaudited)
ASSETS TO BE ACQUIRED
Current assets:
Inventories, net	$10,930	$17,067	$23,006
Other current assets	244	245	290

Total current assets	11,174	17,312	23,296

Property, plant and equipment, net	2,712	4,170	9,087
Goodwill	1,000	1,000	108,570
Intangible assets, net	—	4,360	18,054

Total assets to be acquired	$14,886	$26,842	$159,007

LIABILITIES TO BE ASSUMED
Current liabilities:
Accrued compensation	$2,019	$1,788	$2,079
Other current liabilities	20	10	1

Total liabilities to be assumed	2,039	1,798	2,080

Commitments and contingencies (Note 6)
Net assets to be acquired	12,847	25,044	156,927

Total liabilities to be assumed and net assets to be acquired	$14,886	$26,842	$159,007

See accompanying notes to the financial statements.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(In thousands)

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3, 2009	June 27, 2008	October 3, 2008	September 28, 2007	September 29, 2006
	(Unaudited)
Net revenues	$93,318	$129,656	$171,156	$212,873	$267,656
Cost of goods sold	52,274	78,807	102,573	138,523	177,870

Gross margin	41,044	50,849	68,583	74,350	89,786
Operating expenses:
Research and development	37,258	54,656	70,307	88,182	94,801
Selling, general and administrative	21,334	19,804	26,967	29,166	32,976
Asset impairments	—	120,492	120,492	733	—
Special charges (gains)	2,264	(6,609)	(6,259)	23,615	85,208

Total operating expenses	60,856	188,343	211,507	141,696	212,985

Operating loss	(19,812)	(137,494)	(142,924)	(67,346)	(123,199)
Interest expense	1,972	2,924	3,794	3,829	1,810
Other (income) expense, net	(804)	(106)	134	(60)	(13)

Loss before income taxes	(20,980)	(140,312)	(146,852)	(71,115)	(124,996)
Provision for income taxes	820	3,684	3,569	2,333	923

Net loss	$(21,800)	$(143,996)	$(150,421)	$(73,448)	$(125,919)

See accompanying notes to the financial statements.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

1. Basis of Presentation

Asset Purchase Agreement and Transition Services Agreement

On April 21, 2009, Conexant Systems, Inc. (“Conexant”) entered into an Asset Purchase Agreement (the “APA”) with Ikanos Communications, Inc. (“Ikanos”), pursuant to which Ikanos has agreed to acquire certain assets related to the Broadband Access Product Line of Conexant Systems, Inc. (“BBA”). Assets to be sold pursuant to the agreement include, among other things, specified intellectual property, inventory, contracts and tangible assets. Ikanos has agreed to assume certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. Under the terms of the APA, Ikanos will pay Conexant an aggregate consideration of $54.0 million upon the closing of the transaction, of which $6.75 million will be deposited into an escrow account. The purchase price of $54.0 million assumes $10.9 million of inventory and will be adjusted (dollar for dollar) based on actual inventory received at closing (see Note 11). The escrow account will remain in place for twelve months following the closing to satisfy potential indemnification claims by Ikanos. In connection with the APA, Conexant and Ikanos entered into a Transition Services Agreement (the “Transition Services Agreements”). Pursuant to the terms of the Transition Services Agreement, Conexant will provide certain transition services to Ikanos, including financial services, supply chain support, data extraction, conversion services, facilities and site computing support, and office space services. The transition period is expected to be approximately 180 calendar days after closing.

Broadband Access Product Line

BBA develops high performance semiconductor and software products that enable network manufacturers and service providers to deliver broadband to the digital home. BBA is a supplier of very-high-speed-bit rate digital subscriber line semiconductors. BBA’s product line is composed of semiconductor applications associated with the digital subscriber line and passive optical network technologies enabling services such as high-speed Internet access, voice and telephone services, real-time video distribution and gaming applications. BBA’s product offerings also include a comprehensive portfolio of semiconductor solutions for end-to-end, standards-based DSL products including asymmetric DSL (“ADSL”), symmetric DSL and very-high-speed DSL.

Unaudited Interim Financial Statements

The statements of assets to be acquired and liabilities to be assumed at July 3, 2009 and the statements of operations for the nine months ended July 3, 2009 and June 27, 2008 (“Interim Financial Information”) are unaudited, but include normal recurring adjustments that are, in the opinion of management, considered necessary for a fair statement of its assets to be acquired and liabilities to be assumed as of that date and net revenues and expenses for those periods.

The revenues and expenses for the nine months ended July 3, 2009 are not necessarily indicative of the results that may be expected for the year ending October 2, 2009, or any future period.

The Interim Financial Information and footnote disclosures for BBA have been prepared in accordance with accounting principles generally accepted in the United States of America. However, certain information included in the audited financial statements of BBA have been condensed or omitted. The Interim Financial Information for BBA should be read in conjunction with BBA’s audited financial statements and footnote disclosures.

BBA Historical Financial Information

Separate complete historical financial information was not maintained for BBA by Conexant. The accompanying financial statements of BBA have been derived from the consolidated financial statements and accounting records of Conexant, principally from statements and records representing BBA. Allocations were required to reflect the operating activity of BBA.

Assets to be Acquired and Liabilities to be Assumed—The accompanying statements of assets to be acquired and liabilities to be assumed were prepared to present, pursuant to the APA, the assets to be acquired and the liabilities to be assumed by Ikanos and does not reflect other BBA assets and liabilities not included in the APA. Assets and liabilities not included in the APA, and therefore not included in the accompanying financial statements, include, but are not limited to, customer receivables, vendor payables and non employee related accruals.

Statements of Operations—The accompanying statements of operations include all net revenues, cost of goods sold and direct expenses of BBA and include expense allocations for corporate functions, interest expense and foreign currency gains and losses.

Corporate Expense Allocation—Corporate functions historically provided to BBA by Conexant were allocated to BBA based on the percentage of BBA’s revenues and headcount to the respective total Conexant revenues and headcount. Corporate expenses included corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are reflected in selling, general and administrative expenses in these statements of earnings and totaled $17.9 million, $19.2 million and $20.0 million for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006, respectively, and $16.1 million (unaudited) and $12.9 million (unaudited) for the nine months ended July 3, 2009 and June 27, 2008, respectively. BBA’s management considers these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense BBA would have incurred as a stand-alone company. Actual costs that may have been incurred if BBA had been a standalone company would depend on a number of factors, including BBA’s chosen organization structure, what functions were outsourced or performed by BBA’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

Interest Expense Allocation—For fiscal years ended October 3, 2008 and September 28, 2007 and for the nine months ended July 3, 2009 and June 27, 2008, interest expense allocated to BBA represents the portion of interest on the estimated amount of Conexant’s floating rate senior secured notes due November 2010 (the “Notes”), issued in November 2006, for which an offer to repurchase must be made under the terms of the indenture agreement with the holders of the Notes as a result of the sale of BBA to Ikanos by Conexant. Conexant estimates the offer amount to be approximately $41.0 million. Allocated interest expense on the Notes is based on three-month LIBOR plus 3.75%, revised quarterly in effect for each of the fiscal years. The average annual interest rates for fiscal years ended October 3, 2008 and September 28, 2007 and for the nine months ended July 3, 2009 and June 27, 2008 was 7.45%, 9.20%, 5.49% and 7.77%, respectively. For the fiscal year ended September 27, 2006, interest expense allocated to BBA represents the portion of the interest on Conexant’s 4.00% convertible subordinated notes due March 2026, based upon the estimated offer to repurchase of $41.0 million. Conexant’s interest expense allocated to BBA totaled $3.8 million, $3.8 million and $1.8 million for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006, respectively, and $2.0 million (unaudited) and $2.9 million (unaudited) for the nine months ended July 3, 2009 and June 27, 2008, respectively.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Abbreviated Cash Flow Information—Historically, cash generated from BBA product sales have not been adequate to fund its operations. As a division of Conexant, BBA has been is dependent upon Conexant for all of its working capital and financing requirements. Since separate complete cash flow information has not historically been prepared for BBA’s operations, the following schedule of abbreviated cash flow information includes cash flows from operations exclusive of assets and liabilities not included in the APA (in thousands):

	(Unaudited) Nine Fiscal Months Ended		Fiscal Year Ended
	July 3, 2009	June 27, 2008	October 3, 2008	September 28, 2007	29-Sep 2006
Selected cash flows from operating activities
Net loss	$(21,800)	$(143,996)	$(150,421)	$(73,448)	$(125,919)
Depreciation	2,264	4,995	6,017	5,699	4,491
Amortization of intangible assets	4,419	8,791	11,862	11,705	11,415
Asset impairments	—	120,492	120,492	733	—
Stock-based compensation	1,973	2,727	3,362	4,007	13,118
Losses (gains) on disposal of property, plant and equipment	106	(6,494)	(6,376)	246	—
Selected cash flows from investing activities
Payments for acquisitions, net of cash acquired	(1,000)	(800)	(800)	(5,000)	—
Proceeds from disposal of property, plant and equipment	—	128	8,835	12	—
Purchases of property, plant and equipment	224	1,471	1,973	9,148	8,150

2. Significant Accounting Policies

Fiscal Year—BBA’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal years 2007 and 2006 were 52-week years and ended on September 28, 2007 and September 29, 2006, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting BBA’s financial statements are those related to business combinations, revenue recognition, inventories, long-lived assets (including goodwill and intangible assets), stock-based compensation, restructuring charges and expense allocations. On an on-going basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Revenue Recognition—BBA recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable and (iv) collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of BBA’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times a year. BBA recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and BBA believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, “Revenue Recognition When Right of Return Exists.”

Prior to the fourth quarter of fiscal year 2008, revenue with respect to sales to certain distributors was deferred until the products were sold by the distributors to third parties. At September 28, 2007, deferred revenue related to sales to these distributors was $2.4 million. During the three months ended October 3, 2008, BBA evaluated three distributors for which revenue has historically been recognized when the purchased products are sold by the distributor to a third party due to BBA’s inability in prior years to enforce the contractual terms related to any right of return. BBA’s evaluation revealed that it is able to enforce the contractual right of return for the three distributors in an effective manner similar to that experienced with the other distributor customers. As a result, in the fourth quarter of fiscal year 2008, BBA commenced the recognition of revenue on these three distributors upon shipment in a manner consistent with the revenue recognition point of other distributor customers. In the three-month period ended October 3, 2008, BBA recognized $1.7 million of revenue on sales to these three distributors related to the change to revenue recognition upon shipment with a corresponding charge to cost of goods sold of $0.7 million.

Revenue with respect to sales to customers to whom BBA has significant obligations after delivery is deferred until all significant obligations have been completed. Deferred revenue related to BBA was not significant for the periods presented and is not included in other current liabilities on the accompanying statements of assets to be acquired or liabilities to be assumed.

Research and Development—BBA’s research and development (“R&D”) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices and design and test tool costs. BBA’s R&D expenses also include the costs for design automation, advanced package development and non-cash stock-based compensation charges for R&D personnel.

Shipping and Handling—In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” shipping and handling fees billed to customers are included in net revenues. Amounts incurred for freight are included in cost of goods sold.

Cash and Cash Equivalents—Cash and cash equivalents have been excluded from the statements of assets to be acquired and liabilities to be assumed. Historically, cash deposits from BBA have been transferred to Conexant and Conexant has funded all disbursements for BBA as required.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Inventories—Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost) and market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold and the estimated average selling price. These estimates are dependent on an assessment of current and expected orders from customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is based on the property, plant and equipment utilized by BBA and the associated estimated useful lives (principally ten to 27 years for buildings and improvements, three to five years for machinery and equipment, and the shorter of the remaining lease terms or the estimated useful lives of the improvements for land and leasehold improvements). Maintenance and repairs are charged to expense.

Long-Lived Assets—Long-lived assets, including fixed assets and definite-lived intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models. See Notes 4 and 8 for information regarding impairment charges for long-lived assets recorded during fiscal year 2008.

Goodwill—Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill is tested at the reporting unit level and BBA is a reporting unit of Conexant.

Goodwill impairment testing is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test would be unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses. See Note 8 for information regarding impairment charges for BBA Goodwill recorded during fiscal 2008.

Foreign Currency Translation and Remeasurement—Foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of BBA’s principle foreign operations is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. For the remainder of BBA’s foreign locations, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods sold, and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in earnings. Conexant’s gains and losses resulting from foreign currency transactions are recognized currently in earnings and have been allocated to BBA based upon costs incurred at the foreign locations supporting the BBA operations.

Foreign Currency Forward Exchange Contracts—Conexant uses foreign currency forward exchange contracts to hedge certain Indian Rupee-denominated forecasted transactions related to R&D efforts in India. The foreign currency forward exchange contracts used to hedge these exposures are reflected at their fair values and meet the criteria for designation as foreign currency cash flow hedges. The criteria for designating a derivative as a hedge include that the hedging instrument should be highly effective in offsetting changes in the designated hedged item. Conexant has determined that its non-deliverable foreign currency forward exchange contracts to purchase Indian Rupees are highly effective in offsetting the variability in the U.S. dollar forecasted cash transactions resulting from changes in the U.S. dollar to Indian Rupee spot foreign exchange rates. For these derivatives, the gain or loss from the effective portion of the hedge is recognized in BBA’s statements of operations in the periods in which the hedged transaction affects operations, and within the same statement of operations line item as the impact of the hedged transaction. The gain or loss is recognized immediately in other (income) expense, net in the statements of operations when a designated hedging instrument is either terminated early or an improbable or ineffective portion of the hedge is identified. During fiscal year 2008, Conexant recorded a loss of $0.3 million for hedge ineffectiveness allocated to BBA based upon costs incurred at the foreign locations supporting BBA’s operations to which the hedging instrument applies. During the nine fiscal months ended July 3, 2009, BBA recorded $0.5 million for hedge ineffectiveness allocated to BBA based upon costs incurred at the foreign locations supporting BBA’s operations to which the hedging instrument applies. During the nine months ended June 27, 2008, hedge ineffectiveness costs allocated to BBA were immaterial.

Stock-Based Compensation—On October 1, 2005, BBA adopted SFAS No. 123(R), “Share-Based Payment (“SFAS No. 123(R)”).” This pronouncement requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), compensation cost for all stock-based awards are measured at fair value on the date of grant and compensation expense is recognized over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), BBA elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, BBA continued to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant.

Consistent with the valuation method for the disclosure-only provisions of SFAS No. 123(R), BBA uses the Black-Scholes-Merton model to value the compensation expense associated with stock options under SFAS No. 123(R). In addition, forfeitures are estimated when recognizing compensation expense and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Consistent with the provisions of SFAS No. 123(R), BBA measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period.

Under SFAS No. 123(R), BBA recorded in the statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of SFAS No. 123(R) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under SFAS No. 123(R) for pro forma disclosure purposes.

Income Taxes—The provision for income taxes is determined in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

In assessing the need for a valuation allowance, BBA considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of BBA’s cumulative losses in the U.S. and the full utilization of our loss carryback opportunities, management has concluded that a full valuation allowance against its net deferred tax assets is appropriate in such jurisdictions. In certain other foreign jurisdictions where the BBA does not have cumulative losses, a valuation allowance is recorded to reduce the net deferred tax assets to the amount management believes is more likely than not to be realized.

On September 29, 2007, BBA adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The income tax provision for each period includes the FIN 48 liabilities resulting from the uncertain tax positions which arose in such period. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

As a multinational operation, BBA is subject to taxation in many jurisdictions, and the calculation of its tax expense involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. As BBA is not assuming any tax liabilities, the reversal of any tax liability or increase will not have any impact on BBA’s financial position, results of operations or cash flows.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual expense for U.S. or foreign taxes may be materially different from management’s estimates.

Prior to fiscal year 2008, BBA recorded estimated income tax liabilities to the extent they were probable and could be reasonably estimated.

Recent Accounting Pronouncements

Disclosures About Derivative Instruments and Hedging Activities—In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. SFAS No. 161 is not expected have a material impact on BBA’s financial statements.

Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities—On January 3, 2009, BBA adopted FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP 140-4 and FIN 46(R)-8”). FSP 140-4 and FIN 46(R)-8 amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying special purpose entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE. The adoption of FSP 140-4 and FIN 46(R)-8 did not have an impact on BBA’s financial statements because BBA does not have a variable interest in a variable interest entity or in an SPE.

Fair Value Measurements—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. BBA has not applied the provisions of SFAS No. 157 to the assets to be acquired or liabilities to be assumed as of October 3, 2008 and September 28, 2007 in accordance with FSP FAS 157-2.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Fair Value Option for Financial Assets and Financial Liabilities—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. BBA has no financial assets or financial liabilities in the accompanying statements of assets to be acquired or liabilities to be assumed.

Business Combinations—In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No 141, “Business Combinations” (“SFAS No. 141”). The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. BBA will adopt SFAS 141R no later than the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date.

Noncontrolling Interests in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of (“SFAS No. 160”),” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The BBA has no minority interest holder and therefore SFAS No. 160 is not expected to have an impact on BBA’s financial results.

Determination of the Useful Life of Intangible Assets—In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other generally accepted account principles (GAAP). The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require adoption of these provisions in the first quarter of fiscal year 2010. The adoption of FSP 142-3 is not expected to have an impact on the BBA’s financial statements.

The Hierarchy of Generally Accepted Accounting Principles—In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s (the “SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of SFAS No. 162 is not expected to have an impact on BBA’s statements of operations and statements of assets to be acquired and liabilities to be assumed.

Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion—In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. BBA expects that the adoption of APB 14-1 will result in an increase in the interest expense allocation reflected in the statement of operations for the fiscal year ended September 27, 2006 related to the convertible debt in place at Conexant during fiscal year 2006.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities—In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are “participating securities” as defined in EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and therefore should be included in computing earnings per share using the two-class method. According to FSP EITF 03-6-1, a share-based payment award is a participating security when the award includes non-forfeitable rights to dividends or dividend equivalents. The rights result in a non-contingent transfer of value each time an entity declares a dividend or dividend equivalent during the award’s vesting period. However, the award would not be considered a participating security if the holder forfeits the right to receive dividends or dividend equivalents in the event that the award does not vest. FSP EITF 03-6-1 is effective for financial statements issued in fiscal years beginning after December 15, 2008, and interim periods within those years. When adopted, its requirements are applied by recasting previously reported earnings per share (“FPS”). The adoption of FSP EITF 03-6-1 is not expected to have an impact on BBA’s statements of operations and statements of assets to be acquired and liabilities to be assumed.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly—In April 2009, the FASB issued three related Staff Positions: (i) FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”), (ii) FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and FSP 124-2”), and (iii) FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1 and APB 28-1”), which will be effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS No. 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If BBA were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and BBA may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107-1 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS No. 157 for both interim and annual periods. The adoption of FSP 157-4, FSP 115-2 and FSP 124-2, and FSP 107-1 and APB 28-1 is not expected to have an impact on BBA’s statements of operations and statements of assets to be acquired and liabilities to be assumed.

Subsequent Events—On April 4, 2009, BBA adopted SFAS No. 165, “Subsequent Events”(“SFAS No. 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular SFAS No. 165 sets forth:

1. The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2. The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.

3. The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

BBA’s adoption of SFAS No. 165 did not have a material impact on its financial position, results of operations or liquidity.

Accounting for Transfers of Financial Assets—In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets”(“SFAS No. 166”), an amendment of SFAS No. 140. SFAS No. 166 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. The adoption of SFAS No. 166 is not expected to have an impact on BBA’s statements of operations and statements of assets to be acquired and liabilities to be assumed.

Amendments to FASB Interpretation No. 46(R)—In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”(“SFAS No. 167”). SFAS No. 167 improves financial reporting by enterprises involved with variable interest entities. SFAS No. 167 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. BBA does not believe that adoption of SFAS No. 167 will have a material impact on its financial position and results of operations.

The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 establishes the FASB Accounting Standards Codification (“the Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial standards in conformity with US GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. SFAS No. 168 will be effective for financial statements issued by the Company for interim and annual periods after September 15, 2009. On the effective date of SFAS No. 168, all then-existing non-SEC accounting and reporting standards are superseded, with the exception of certain promulgations listed in SFAS No. 168. BBA currently anticipates that the adoption of SFAS No. 168 will have no effect on its condensed consolidated financial statements as the purpose of the Codification is not to create new accounting and reporting guidance. Rather, the Codification is meant to simplify user access to all authoritative US GAAP. References to US GAAP in the Company’s published financial statements will be updated, as appropriate, to cite the Codification following the effective date of SFAS No. 168.

3. Business Combinations

In October 2006, Conexant acquired the assets of Zarlink Semiconductor Inc.’s (“Zarlink”) packet switching business as part of BBA for an aggregate purchase price of $6.8 million comprised of an initial cash payment of $5.0 million in fiscal 2007, $0.8 million in fiscal 2008 and $1.0 million in the nine months ended July 3, 2009 due to the achievement of certain revenue targets. Of the $6.8 million purchase price, $0.7 million was allocated to net tangible assets, approximately $2.4 million was allocated to identifiable intangible assets and the remaining $3.7 million was allocated to goodwill. The identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives of approximately two years. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations.” The pro forma effect of this acquisition was not material to BBA’s statement of operations.

4. Supplemental Data of Assets to be Acquired and Liabilities to be Assumed:

Inventories

Inventories to be acquired consist of the following (in thousands):

	July 3, 2009	October 3, 2008	September 28, 2007
	(Unaudited)
Work-in-process	$6,848	$7,669	$7,570
Finished goods	4,082	9,398	15,436

Total inventories, net	$10,930	$17,067	$23,006

At July 3, 2009, October 3, 2008 and September 28, 2007, inventories were net of excess and obsolete inventory reserves of $3.6 million (unaudited), $5.5 million and $6.6 million, respectively.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Property, Plant and Equipment

Property, plant and equipment to be acquired consist of the following (in thousands):

	July 3, 2009	October 3, 2008	September 27, 2007
	(Unaudited)
Leasehold improvements	$230	$229	$262
Machinery and equipment	19,037	18,188	19,308

	19,267	18,417	19,570
Accumulated depreciation and amortization	(16,555)	(14,247)	(10,483)

	$2,712	$4,170	$9,087

Property, plant and equipment are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. During fiscal year 2008, it was determined that the current challenges in the competitive DSL market have resulted in the net book value of certain assets within BBA to be considered not fully recoverable. As a result, BBA recorded an impairment charge of $6.5 million related to property, plant and equipment. In fiscal year 2008, the sale of a building in Noida, India generated a gain of $6.6 million which is included in special charges (gains). The provision for income tax includes $2.2 million of tax expense on the gain.

Depreciation expense includes depreciation of property, plant and equipment to be acquired by Ikanos and depreciation of other fixed assets utilized by BBA which are not to be sold.

Goodwill

The changes in the carrying amounts of goodwill were as follows (in thousands):

	Nine Months Ended July 3, 2009	Fiscal Year Ended
		October 3, 2008	September 27, 2007
	(Unaudited)
Goodwill at beginning of period	$1,000	$108,570	$105,782
Additions	—	1,000	2,788
Impairments	—	(108,570)	—

Goodwill at end of period	$1,000	$1,000	$108,570

In the fiscal year ended October 3, 2008, BBA recognized an additional and final payment of $1.0 million related to the Zarlink acquisition due to the achievement of certain revenue targets for the period from November 2007 to October 2008. The final payments were allocated to goodwill. See discussion of asset impairments at Note 8.

Intangible Assets

Intangible assets consist of the following (in thousands):

	July 3, 2009 (Unaudited)			October 3, 2008			September 28, 2007
	Gross Carrying Amount	Accumulated Amortization	Book Value	Gross Carrying Amount	Accumulated Amortization	Book Value	Gross Carrying Amount	Accumulated Amortization	Book Value
Developed technology	$56,682	$(56,682)	$—	$56,682	$(52,322)	$4,360	$58,252	$(40,948)	$17,304
Other intangible assets	—	—	—	—	—	—	859	(109)	750

	$56,682	$(56,682)	$—	$56,682	$(52,322)	$4,360	$59,111	$(41,057)	$18,054

As of October 3, 2008, intangible assets are being amortized over a remaining life of six months. Amortization expense during the nine months ended July 3, 2009 was $4.4 million (unadited). See discussion of asset impairments at Note 8.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Other Current Assets

Other current assets includes prepaid rent related to a lease to be assumed, prepaid warranty maintenance contracts associated with assets to be acquired and employee related prepayments.

Accrued Compensation

Accrued compensation includes accrued vacation and sick pay liabilities associated with the employees transferring to Ikanos under the APA.

5. Income Taxes

The components of the provision for income taxes are as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Current:
United States	$(12)	$—	$—
State and local	7	34	35
Foreign	3,590	2,163	1,143

Total current	3,585	2,197	1,178

Deferred:
Foreign	(16)	136	(255)

	$3,569	$2,333	$923

A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes is as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
U.S. Federal statutory tax at 35%	(51,398)	(24,890)	(43,749)
State taxes, net of federal effect	(1,239)	(1,992)	(3,640)
Foreign tax rate differential	(188)	68	(19)
Valuation allowance	17,519	28,395	47,370
Asset impairments	38,000	—	—
Stock options	856	721	922
Other	19	31	39

Provision for income taxes	$3,569	$2,333	$923

Loss before income taxes consists of the following components (in thousands):

	Fiscal Year Ended
	2008	2007	2006
United States	$(157,600)	$(77,487)	$(127,587)
Foreign	10,748	6,372	2,591

	$(146,852)	$(71,115)	$(124,996)

Deferred tax assets and liabilities arise due to the difference in the basis of the assets and liabilities for income tax and financial accounting purposes. Pursuant to the APA and income tax laws, no deferred tax assets or liabilities have been assigned to BBA. For instance, while BBA generated net operating losses (“NOLs”), those NOLs will not be transferred with BBA as no legal entities will transfer with the business.

Similarly, no assets or liabilities for income taxes receivable or payable, including any amounts for FIN 48 liabilities for all periods beginning after September 27, 2007 and under SFAS 5 “Contingencies”, for prior periods, have been assigned to BBA as such liabilities will be not be transferred with BBA pursuant to the APA.

Certain of the Conexant’s foreign income tax returns for the years 2001 through 2007 are currently under examination. BBA also files U.S., state, and foreign income tax returns as part of Conexant in jurisdictions with varying statutes of limitations. Tax returns for the fiscal years 2005 through 2008 tax years generally remain subject to examination by federal and most state tax authorities. Management believes that adequate provision for income taxes has been made for all years, and the results of the examinations will not have a material impact on BBA’s statements of operations. As the tax liabilities associated with BBA prior to the transaction are retained by the legal entities that will remain with Conexant, the future cash flows and financial position of BBA should not be impacted by the results of these audits.

No provision has been made for U.S. Federal, state or additional foreign income taxes which would be due upon the actual or deemed distribution of foreign earnings as BBA will not retain any of the legal entities with undistributed earnings.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

BBA recorded a tax provision of $0.8 million and $3.7 million for the nine fiscal months ended July 3, 2009 and June 27, 2008, respectively, primarily reflecting income taxes imposed on our foreign subsidiaries. All of BBA’s U.S. Federal income taxes and the majority of BBA’s state income taxes are offset by fully reserved deferred tax assets.

6. Commitments and Contingencies

Lease Commitments

BBA leases certain facilities and equipment under non-cancelable operating leases which expire at various dates through 2011. Lease commitments associated with BBA facilities contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense under operating leases was approximately $0.6 million (unaudited), $1.0 million (unaudited), $1.1 million, $1.1 million and $0.9 million during the nine months ended July 3, 2009 and June 27, 2008 and fiscal years 2008, 2007 and 2006, respectively.

As of July 3, 2009, future minimum lease payments under non-cancelable operating leases that are being assumed were as follows (in thousands):

Fiscal Year Ending	Lease Payments
Remainder of 2009	$623
2010	2,270
2011	1,854

Total future minimum lease payments	$4,747

7. Stock-Based Compensation Plans

Employees of BBA are participants in the stock option plans and long-term incentive plans of Conexant under which employees and directors may be granted options to purchase shares of Conexant’s common stock. Stock options are granted with exercise prices of not less than the fair market value at grant date, generally vest over four years and expire eight or ten years after the grant date. BBA settles BBA stock option exercises with newly issued shares of Conexant common stock.

BBA stock option expense includes stock compensation costs of BBA employees, an allocation of stock compensation for BBA support employees and an allocation of corporate selling, general and administrative stock compensation expense associated with Conexant’s stock option plans and is included in the statement of operations as follows (in thousands):

	Nine Fiscal Months Ended		Fiscal Year Ended		September 29, 2006
	July 3, 2009	June 27, 2008	October 3, 2008	September 28, 2007
	(Unaudited)
Cost of goods sold	$24	$40	$45	$42	$102
Research and development	665	1,376	1,567	1,684	8,090
Selling, general and administrative	685	986	1,165	1,408	3,467

BBA accounts for its stock option plans in accordance with SFAS No. 123(R) “Share-Based Payment.” Under SFAS No. 123(R), BBA is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the requisite service period that the awards are expected to vest. BBA measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

The following weighted average assumptions were used in the estimated grant fair value calculations for BBA-share-based payments associated with BBA:

	Nine Fiscal Months Ended		Fiscal Year Ended
	July 3, 2009	June 27, 2008	October 3, 2008	September 28, 2007	September 29, 2006
	(Unaudited)
Stock option plans:
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	78%	68%	67%	68%	76%
Risk free interest rate	2.02%	3.20%	3.2%	4.6%	4.5%
Average expected life (in years)	4.86	5.25	5.25	4.93	5.25

Stock purchase plans:
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	74%	68%	69%	60%	76%
Risk free interest rate	3.14%	3.00%	3.1%	4.8%	4.40%
Average expected life (in years)	0.50	0.50	0.50	0.50	0.50

The expected stock price volatility rates are based on the historical volatility of Conexant’s common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding.

A summary of Conexant stock option activity associated with BBA is as follows (shares in thousands):

	Nine Fiscal Months Ended July 3, 2009		Fiscal Year Ended October 3, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(Unaudited)
Outstanding at beginning of period	7,357	$23.54	10,081	$23.90
Granted	70	1.04	329	7.41
Exercised	—	—	(2)	5.26
Forfeited	(2,771)	23.26	(3,051)	23.17

Outstanding at end of period	4,656	23.37	7,357	23.54

Shares vested and expected to vest	4,574	23.56	7,026	23.89

Exercisable at end of period	4,123	$24.69	6,209	$24.92

At October 3, 2008, of the 7.4 million stock options outstanding, approximately 6.0 million options were held by current employees and directors of Conexant, and approximately 1.4 million options were held by employees of former businesses of Conexant (i.e., Mindspeed, Skyworks, Jazz) who remain employed by one of these businesses. At October 3, 2008, stock options outstanding had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.3 years. At October 3, 2008, exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 2.7 years. At October 3, 2008, shares vested and expected to vest had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 1.6 years. The total intrinsic value of options exercised and total cash received from employees as a result of stock option exercises during the fiscal year 2008 was immaterial. The total intrinsic values of options exercised during fiscal years 2007 and 2006 were $2.1 million and $8.9 million, respectively.

At July 3, 2009, Conexant stock options outstanding had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.4 years. At July 3, 2009, Conexant exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.0 years. At July 3, 2009 Conexant shares vested and expected to vest had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 1.3 years. The total intrinsic value of options exercised and total cash received from Conexant employees as a result of stock option exercises during the nine fiscal months ended July 3, 2009 and June 27, 2008 was immaterial.

Employee Stock Purchase Plan

Conexant has an employee stock purchase plan (“ESPP”) which allows eligible employees to purchase shares of Conexant’s common stock at six-month intervals during an offering period at 85% of the lower of the fair market value on the first day of the offering period or on the purchase date. Under the ESPP, employees may authorize Conexant to withhold up to 15% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations, and employees are limited to the purchase of 200 shares per offering period. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. During the twelve months ended October 3, 2008, 0.2 million shares were issued under the ESPP at a weighted average per share price of $5.11, approximately 2.0 million shares of the Conexant’s Common Stock are reserved for future issuance under the ESPP, of which 1.3 million shares will become available in 0.3 million share annual increases, subject to Conexant’s Board of Directors selecting a lower amount.

During fiscal years 2008, 2007 and 2006, BBA recognized compensation expense associated with Conexant’s Stock Compensation Plan of $2.8 million, $3.1 million and $11.7 million, respectively, and $0.1 million, $0.5 million and $1.3 million associated with Conexant’s Employee Stock Purchase Plan in its statement of operations. At October 3, 2008, Conexant’s total unrecognized fair value compensation cost related to non-vested stock options and employee stock purchase plan awards was $23.6 million, which is expected to be recognized over a remaining weighted average period of approximately 1.7 years.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Effective January 31, 2009, Conexant suspended the ESPP for all employees. The last purchase of shares under the ESPP occurred on January 30, 2009. Shares issued under the ESPP totaled 49,592 (unaudited) during the nine fiscal months ended July 3, 2009. During the nine months ended July 3, 2009, BBA stock-based compensation expense was $1.4 million (unaudited) for stock options, and $0.01 million (unaudited) for stock purchase plans in BBA statements of operations. During the nine fiscal months ended June 27, 2008, BBA stock-based compensation expense was $2.4 million (unaudited) for stock options, and $0.1 million (unaudited) for stock purchase plans in BBA statements of operations. At July 3, 2009, the total unrecognized fair value compensation cost related to Conexant’s non-vested stock option awards was $3.7 million (unaudited), which is expected to be recognized over a remaining weighted average period of approximately 1.3 years.

2001 Performance Share Plan and 2004 New Hire Equity Incentive Plan

Conexant’s long-term incentive plans provide for the issuance of share-based awards to officers and other employees and certain non-employees of Conexant. These awards are subject to forfeiture if employment terminates during the prescribed vesting period (generally within four years of the date of award) or, in certain cases, if prescribed performance criteria are not met.

Performance Plan

The performance-based awards may be settled, at Conexant’s election at the time of payment, in cash, shares of Common Stock or any combination of cash and Common Stock. A summary of share-based award activity under the 2001 Performance Share Plan (the “Performance Plan”) associated with Conexant is as follows (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Outstanding, September 27, 2007	90	$23
Granted	400	6.49
Vested	—	—
Forfeited	(90)	20.88

Outstanding, October 3, 2008	400	6.49
Granted	—	—
Vested	(381)	6.53
Forfeited	—	—

Outstanding, July 3, 2009 (unaudited)	19	$5.67

During fiscal years 2008, 2007 and 2006, BBA recognized compensation expense associated with Conexant’s Performance Plan of $0.2 million, $0.3 million and $0.2 million, respectively. At October 3, 2008, the total unrecognized fair value compensation cost related to Conexant’s non-vested Performance Plan share awards was $1.3 million, which is expected to be recognized over a remaining weighted average period of approximately 0.6 years. At October 3, 2008, approximately 0.1 million shares of Conexant’s common stock are available for issuance under this plan.

During the nine fiscal months ended July 3, 2009, Conexant recognized stock-based compensation expense associated with BBA of $0.5 million (unaudited) related to the Performance Plan. During the nine fiscal months ended June 28, 2008, Conexant recognized a credit to stock-based compensation expense associated with BBA of $0.1 million (unaudited) which includes a reversal of previously recognized stock-based compensation expense associated with BBA of $0.3 million (unaudited) related to the non-achievement of certain performance criteria. At July 3, 2009, the total unrecognized fair value stock-based compensation cost related to non-vested Performance Plan share awards was $0.1 million, which is expected to be recognized over a weighted average period of one year.

2004 New Hire Plan

The 2004 New Hire Equity Incentive Plan (the “New Hire Plan”) contains service-based awards as well as awards which vest based on the achievement of certain stock price appreciation conditions. A summary of share-based award activity related to Conexant under the New Hire Plan is as follows (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Outstanding, September 28, 2007	311	$11.50
Granted	25	4.50
Vested	(162)	15.18
Forfeited	(100)	15.30

Outstanding, October 3, 2008	74	10.59
Granted	—	—
Vested	(32)	11.33
Forfeited	(25)	13.70

Outstanding, July 3, 2009 (unaudited)	17	$4.50

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Shares of the market condition awards may vest based upon two years of service and certain stock price appreciation conditions. Share awards are measured with market conditions at fair value on the grant-date using valuation techniques in accordance with SFAS No. 123(R), which gives consideration to the range of various vesting probabilities.

During fiscal years 2008 and 2007, BBA recognized compensation expense associated with Conexant’s New Hire Plan of $0.3 million and $0.1 million, respectively. At October 3, 2008, Conexant’s unrecognized fair value compensation cost related to non-vested New Hire Plan was $0.5 million, which is expected to be recognized over a remaining weighted average period of approximately 1.8 years. There were no shares granted or outstanding under Conexant’s New Hire Plan in fiscal year 2006. During the nine fiscal months ended July 3, 2009 and June 27, 2008, Conexant recognized $0.1 million (unaudited) and $0.3 million (unaudited), respectively, in stock-based compensation expense related to the New Hire Plan associated with BBA. At July 3, 2009, the total unrecognized fair value compensation cost related to Conexant’s non-vested New Hire Plan was $0.1 million (unaudited), which is expected to be recognized over a weighted average period of 1.7 years.

8. Asset Impairments

During fiscal year 2008, BBA conducted assessments of the future prospects for each of BBA’s product offerings. The assessments highlighted significant competitive challenges in the DSL market including a declining DSL market, continuous erosion in average selling prices and financial and technical risks associated with the execution of future competitive product offerings. These challenges coupled with recurring losses in BBA’s reporting unit primarily due to the inability to cut costs enough to generate competitive growth caused BBA to reevaluate future cash flows principally related to its DSL product offerings. This evaluation resulted in interim testing and resulting impairment of BBA’s related goodwill and intangibles as well as the determination that the net book value of certain assets within BBA’s business unit were not fully recoverable.

The fair values used for these assessments were based upon a combination of a discounted cash flow model and revenue multiple model.

As a result, in the fiscal year 2008, BBA recorded impairment charges of $108.6 million related to goodwill, $1.9 million related to intangible assets, $6.5 million related to property, plant and equipment and $3.4 million related to electronic design automation tools.

9. Special Charges (Gains)

Special charges (gains) consist of the following (in thousands):

	Nine Fiscal Months Ended
			Fiscal Year Ended
	July 3, 2009	June 27, 2008	2008	2007	2006
	(Unaudited)
Restructuring charges	$552	$684	$827	$2,682	$(382)
Legal settlements	1,472	—	—	18,550	84,975
Losses (gains) on disposals of property, plant and equipment	106	(6,494)	(6,376)	246	—
Other special (credits) charges	133	(799)	(710)	2,137	615

	$2,264	$(6,609)	$(6,259)	$23,615	$85,208

Restructuring Charges

BBA has implemented a number of cost reduction initiatives to improve its operating cost structure. The cost reduction initiatives included workforce reductions. None of the obligations associated with these restructurings are to be assumed by Ikanos and therefore have not been included in the statements of assets to be acquired or liabilities to be assumed.

Fiscal Year 2009 Restructuring Actions—During the first nine months of fiscal year 2009, Conexant completed actions that resulted in the elimination of approximately 70 BBA positions. In relation to these announcements in fiscal year 2009, BBA recorded $0.6 million (unaudited) of total charges for the cost of severance benefits for the affected employees.

Fiscal Year 2008 Restructuring Actions—During fiscal year 2008, Conexant announced its decision to discontinue investments in standalone wireless networking solutions and other product areas. In relation to these announcements, BBA has recorded $0.8 million of total charges for the cost of severance benefits related to approximately 61 BBA employees notified of their involuntary termination.

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

Fiscal Year 2007 Restructuring Actions—During fiscal year 2007, Conexant announced several workforce reductions. BBA notified approximately 76 employees of their involuntary termination and recorded $2.7 million of total charges for the cost of severance benefits for the affected employees.

Fiscal Year 2006 and 2005 Restructuring Actions—During fiscal years 2006 and 2005, Conexant announced operating site closures and workforce reductions. In 2006, BBA notified approximately 18 employees of their involuntary termination and recorded expense of $0.6 million, offset by reversal of expense of $0.9 million due to a revision of the estimates of the cost of severance benefits for the affected employees and the estimated relocation benefits for those employees who were offered and accepted relocation assistance.

Legal Settlements

Texas Instruments Incorporated—An acquired subsidiary of Conexant (“Globespan Virata”) was involved in a dispute with Texas Instruments Incorporated, Stanford University and its Board of Trustees, and Stanford University OTL, LLC (collectively, “Texas Instruments” or “TI”) over a group of patents (and related foreign patents) that Texas Instruments alleged are essential to certain industry standards for implementing ADSL technology. In fiscal year 2006, Conexant reached a definitive agreement with TI that settles all aspects of this dispute for a settlement amount of $70.0 million. Conexant paid on behalf of BBA the $70 million settlement and legal fees of approximately $15.0 million. The agreement resolves the alleged past infringement of BBA’s ADSL patents by Globespan Virata products and provides a fully paid-up, going-forward license for these products under a previously existing 2003 agreement between Conexant and TI. In addition, Conexant’s patent license with TI was amended to make it clear that the previous agreement extends to all of BBA’s xDSL products. Ikanos will not assume any liabilities associated with this matter.

Orckit—In fiscal year 2007, Conexant recognized litigation expense for damages award to Orckit Communications Ltd. (“Orckit”) in a contract dispute regarding pricing practices related to Globespan Virata’s proprietary Helium semiconductor chips for BBA’s product sales generated prior to Conexant’s acquisition of Globespan Virata in October 2004. Effective October 12, 2007, the dispute with Orckit was settled and resolved, including coverage of attorney fees, for $18.6 million paid by Conexant for BBA. Ikanos will not assume any liabilities associated with this matter.

Class Action Suit—In February 2005, Conexant and certain of its current and former officers and Conexant’s Employee Benefits Plan Committee were named as defendants in Graden v. Conexant, et al., a lawsuit filed on behalf of all persons who were participants in Conexant’s 401(k) Plan (Plan) during a specified class period. In January 2009, Conexant and plaintiff agreed in principle to settle all outstanding claims in the litigation for $3.25 million plus any associated costs. In the first nine months ended July 3, 2009, approximately $1.5 million (unaudited) was allocated to BBA. Ikanos will not assume any liabilities associated with this matter.

10. Other Expense (Income), Net

Other expense (income), net consists of the following (in thousands):

	Nine Months Ended		Year Ended
	July 3, 2009	June 27, 2008	October 3, 2008	September 28, 2007	September 29, 2006
	(Unaudited)
Foreign exchange transaction losses (gains)	$520	$(106)	$134	$(60)	$(13)
Gain on resolution of acquistion related escrow	(1,324)	—	—	—	—

	$(804)	$(106)	$134	$(60)	$(13)

Foreign exchange transaction losses include the effect of hedges allocated to BBA. The gain on resolution of acquisition related escrow includes return of escrow funds and accrued interest related to the acquisition of Paxonet, Inc. in fiscal year 2005.

11. Subsequent Events

BBA has evaluated events subsequent to October 2, 2009 to assess the need for potential recognition or disclosure in this Report. Such events were evaluated through January 8, 2009, the date these financial statements were issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition in the financial statements and that the following items represent events that merits disclosure herein:

On August 24, 2009, Conexant completed the sale of its BBA business to Ikanos Communications, Inc. (“Ikanos”). Assets sold pursuant to the agreement with Ikanos include, among other things, specified patents, inventory, contracts and tangible assets. Ikanos assumed certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. Conexant also granted to Ikanos a license to use certain of the Company’s retained technology assets in connection with Ikanos’ current and future products in certain fields of use, along with a patent license covering certain of the Company’s retained patents to make, use, and sell such products (or, in some cases, components of such products).

BROADBAND ACCESS PRODUCT LINE OF CONEXANT SYSTEMS, INC.

Notes to Financial Statements

(Unaudited with respect to interim financial information as of July 3, 2009 and nine month periods ended July 3, 2009 and June 27, 2008)

At the closing of the transaction, the following assets were acquired and liabilities assumed by Ikanos (in thousands):

Inventories, net	$13,056

Total current assets	13,056
Goodwill	1,000

Total assets acquired	$14,056

Accrued compensation and benefits	$1,732
Other current liabilities	456

Total liabilities assumed	$2,188

Subsequent to July 3, 2009, BBA recorded charges related to two legal matters. Ikanos will not assume any liabilities associated with these matters.